Exhibit 1.1 FINAL TERMS PROHIBITION OF SALES TO EEA AND UK RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the EEA) or in the United Kingdom (the UK). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended or superseded) (MiFID II); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded) (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded) (the Prospectus Regulation). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended or superseded) (the PRIIPs Regulation) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. MIFID II product governance / Professional investors and ECPs only target market – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II, and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a distributor) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels. Prohibition of sales to consumers in Belgium: The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any consumer (consument/consommateur) within the meaning of the Belgian Code of Economic Law (Wetboek van economisch recht/Code de droit économique), as amended. 5 October 2020 Western Power Distribution (South Wales) plc (the “Issuer”) Legal Entity Identifier: 549300RHOCSNK1FZ4116 Issue of £250,000,000 1.625 per cent. Fixed Rate Notes due 2035 (the “Notes”) under the £4,000,000,000 Euro Medium Term Note Programme Part A Contractual Terms Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus dated 21 August 2020, which constitutes a base prospectus (the Prospectus) for the purposes of Regulation (EU) 2017/1129 (as amended or superseded) (the Prospectus Regulation). This document constitutes the final terms of the Notes described herein (the Final Terms) for the purposes of Article 8 of the Prospectus Regulation and must be read in conjunction with such Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Prospectus. The Prospectus is available for viewing at www.westernpower.co.uk/about-us/financial- information and during normal business hours at Avonbank, Feeder Road, Bristol BS2 0TB and copies may be obtained from Avonbank, Feeder Road, Bristol BS2 0TB. The Prospectus and (in the case of Notes listed and admitted to trading on the regulated market of the London Stock Exchange) the applicable Final Terms will also be published on the website of the London Stock Exchange: www.londonstockexchange.com/exchange/news/market-news/market-news-home.html. FMDCM/012160-01992/PHCS/VLYS VLYS(LDNL37578) L_LIVE_EMEA1:47898612v3

1. Issuer: Western Power Distribution (South Wales) plc 2. (i) Series Number: 2020-1 (ii) Tranche Number: 1 (iii) Date on which the Notes Not Applicable will be consolidated and form a single Series: 3. Specified Currency or Currencies: Pound sterling (£) 4. Aggregate Nominal Amount: (i) Series: £250,000,000 (ii) Tranche: £250,000,000 5. Retained Notes: (i) Retained Notes Principal Not Applicable Amount: (ii) Retained Note Cancellation Not Applicable Date: 6. (i) Issue Price of Tranche: 98.946 per cent. of the Aggregate Nominal Amount 7. (i) Specified Denominations: £200,000 and integral multiples of £1,000 in excess thereof up to and including £399,000. No Notes in definitive form will be issued with a denomination of integral multiples above £399,000. (ii) Calculation Amount: £1,000 (Applicable to Notes in definitive form) 8. (i) Issue Date: 7 October 2020 (ii) Interest Commencement Issue Date Date: 9. Maturity Date: 7 October 2035 10. Interest Basis: 1.625 per cent. Fixed Rate 11. Redemption Basis: Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100 per cent. of their nominal amount. 12. Change of Interest Basis or Not Applicable Redemption/ Payment Basis: 13. Put/Call Options: Restructuring Put Option Pre-Maturity Call Option Make-whole Redemption (further particulars specified in paragraphs 23/26/28 below) FMDCM/012160-01992/PHCS/VLYS VLYS(LDNL37578) 2 L_LIVE_EMEA1:47898612v3

14. Status of the Notes: Senior 15. Date approval by Committee of the 25 September 2020 Board of Directors for issuance of Notes obtained: Provisions Relating to Interest (if any) Payable 16. Fixed Rate Note Provisions Applicable (i) Rate of Interest: 1.625 per cent. per annum payable annually in arrear (ii) Interest Payment Date(s): 7 October in each year from and including 7 October 2021 up to and including the Maturity Date (iii) Fixed Coupon Amount: £16.25 per Calculation Amount (Applicable to Notes in definitive form) (iv) Broken Amount(s): Not Applicable (Applicable to Notes in definitive form) (v) Day Count Fraction: Actual/Actual ICMA (vi) Determination Date(s): 7 October in each year 17. Floating Rate Note Provisions Not Applicable 18. Zero Coupon Note Provisions Not Applicable 19. Index Linked Interest Note Not Applicable Provisions Provisions Relating to Redemption 20. Index Linked Redemption Not Applicable Provisions 21. Issuer Call Not Applicable 22. Investor Put Not Applicable 23. Restructuring Put Option Applicable (Condition 6(i) (Redemption at the Option of the Noteholders on a Restructuring Event) applies) (i) Optional Redemption £1,000 per Calculation Amount Amount(s): 24. Final Redemption Amount: £1,000 per Calculation Amount 25. Early Redemption Amount payable £1,000 per Calculation Amount on redemption for taxation reasons or on event of default: 26. Pre- Maturity Call Option: Applicable (Condition 6(f) (Pre-Maturity Call Option by the Issuer) applies) FMDCM/012160-01992/PHCS/VLYS VLYS(LDNL37578) 3 L_LIVE_EMEA1:47898612v3

27. Clean -up Call Option: Not Applicable 28. Make -whole Redemption Applicable (Condition 6(e) (Redemption at the Option of the Relevant Issuer) applies) (i) Make-Whole Redemption +0.20 per cent. per annum Margin: (ii) Notice Period: Refer to Condition 6(e) (Redemption at the Option of the Relevant Issuer) (iii) Make-Whole Reference UKT 4.500% due September 2034 Bond: (iv) Reference Dealers: Not Applicable (v) Quotation Time: Not Applicable (vi) Determination Date: Not Applicable (vii) If redeemable in part: Not Applicable General Provisions Applicable to the Notes 29. Form of Notes: Bearer (i) if issued in Bearer form: Temporary Global Note exchangeable for a permanent Global Note which is exchangeable for Definitive Notes in the limited circumstances specified in the permanent Global Note. (ii) New Global Note: Yes 30. Additional Financial Centre(s) or Not Applicable other special provisions relating to payment dates: 31. Talons for future Coupons to be No attached to Definitive Notes: Signed on behalf of Western Power Distribution (South Wales) plc By: Ian R Williams FMDCM/012160-01992/PHCS/VLYS VLYS(LDNL37578) 4 L_LIVE_EMEA1:47898612v3

Part B Other Information 1. Listing and Admission to Trading (i) Listing and admission to Application is expected to be made by the Issuer (or trading: on its behalf) for the Notes to be admitted to trading on the London Stock Exchange’s regulated market and listing on the Official List of the FCA and this is expected to be effective from 7 October 2020. (ii) Estimate of total expenses £4,725 related to admission to trading: 2. Ratings Ratings: The Notes to be issued are rated: Baa1 (stable) by Moody’s Investors Service Limited (Moody’s) A- (stable) by S&P Global Ratings Europe Limited (S&P) Each of Moody’s and S&P is established in the UK or in the EEA and is registered under Regulation (EC) No. 1060/2009 (as amended) (the CRA Regulation). As such, each of Moody’s and S&P is included in the list of credit rating agencies published by the European Securities and Markets Authority on its website in accordance with the CRA Regulation. 3. Interests of Natural and Legal Persons Involved in the Issue Save for any fees payable to the Managers, so far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer. 4. Reasons for the Offer, Estimated Net Proceeds and Total Expenses (i) Reasons for the offer: General corporate purposes and refinancing existing borrowing (ii) Estimated net proceeds: £246,552,500 5. Yield (Fixed Rate Notes only) Indication of yield: 1.705 per cent. 6. Operational Information (i) ISIN Code: XS2241245203 (ii) Common Code: 224124520 (iii) CFI: See the website of the Association of National Numbering Agencies (ANNA) or alternatively sourced from the responsible National Numbering Agency that assigned the ISIN. FMDCM/012160-01992/PHCS/VLYS VLYS(LDNL37578) 5 L_LIVE_EMEA1:47898612v3

(iv)	FISN:	See the website of the Association of National Numbering Agencies (ANNA) or alternatively sourced from the responsible National Numbering Agency that assigned the ISIN.
(v)	Any clearing system(s) other than Euroclear Bank SA/NV and Clearstream Banking S.A. and the relevant identification number(s):	Not Applicable
(vi)	Delivery:	Delivery against payment
(vii)	Names and addresses of additional Paying Agent(s) (if any):	Not Applicable
(viii)	Intended to be held in a manner which would allow Eurosystem eligibility:	Yes. Note that the designation "yes" simply means that the Notes are intended upon issue to be deposited with one of the international central securities depositories (ICSD) as common safekeeper and does not necessarily mean that the Notes will be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon the European Central Bank (the ECB) being satisfied that Eurosystem eligibility criteria have been met.

7. Distribution

(i)	Method of distribution:	Syndicated
(ii)	If syndicated, names and addresses of Managers:	Barclays Bank PLC 5 The North Colonnade Canary Wharf London E14 4BB United Kingdom Lloyds Bank Corporate Markets plc 10 Gresham Street London EC2V 7AE United Kingdom MUFG Securities EMEA plc Ropemaker Place 25 Ropemaker Street London EC2Y 9AJ United Kingdom NatWest Markets Plc 250 Bishopsgate London EC2M 4AA United Kingdom
(iii)	Stabilisation Manager(s) (if any):	Lloyds Bank Corporate Markets plc

FMDCM/012160-01992/PHCS/VLYS VLYS(LDNL37578) 6 L_LIVE_EMEA1:47898612v3

(iv) If non-syndicated, name and Not Applicable address of relevant Dealer: (v) U.S. Selling Restrictions: Reg. S Compliance Category 2; TEFRA D (vi) Prohibition of Sales to EEA Applicable and UK Retail Investors: FMDCM/012160-01992/PHCS/VLYS VLYS(LDNL37578) 7 L_LIVE_EMEA1:47898612v3